Exhibit 4

AMENDMENT NO. 1 TO AMENDED AND RESTATED LIMITED LIABILITY

OPERATING COMPANY AGREEMENT

OF

BFI Co., LLC

This Amendment No. 1 (this “Amendment”) to the Amended and Restated Limited Liability Company Operating Agreement of BFI Co., LLC (the “Company”) dated February 26, 2008 (the “Agreement”) is entered into as of February __, 2013 by each of the individuals listed on the signature page hereof and each of the trusts listed in Exhibit “A” to the Agreement.

Preliminary Statements

WHEREAS, the Company is governed by the Agreement;

WHEREAS, the Members desire to amend and restate Sections 8.1 and 8.3 of the Agreement relating to the access by the Members to the books and records of the Company and certain information required by the Act; and

WHEREAS, capitalized terms used but not defined herein shall have the meanings given such terms in the Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties to this Amendment, intending to be legally bound, hereby agree as follows:

1.	Section 8.1 of the Agreement is amended and restated in its entirety as follows:

8.1 Books and Records. The Company shall maintain adequate books and records at its place of business, setting forth a true and accurate account of all business transactions arising out of and in connection with the conduct of the Company. Any Member (or any designated representative thereof) shall have the right, at any reasonable time and at their own expense to have access to and inspect and copy the contents of such books or records once per calendar six (6) month period.

2.	Section 8.3 of the Agreement is amended and restated in its entirety as follows:

8.3 Access to Information. During regular business hours and at its principal office, the Class B Managers shall make available for inspection upon written request by a Member the information required by the Act once per calendar six (6) month period.

3.	The provisions hereof shall not be effective until this Amendment is executed by all of the Members.

4.	Except as amended by this Amendment, the Agreement is ratified and confirmed in all respects and remains in full force and effect without modification. The Agreement and this Amendment shall be read, taken and construed as one and the same instrument.

5.	This Amendment may be executed in one or more counterparts (whether facsimile or original), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have entered into this Amendment as of the day first above set forth.

MEMBERS

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